Electric Vehicle Sales Increased 139 Percent On Strength Of Mustang Mach-E and E-Transit – First F-150 Lightnings Now Shipping To Dealers; Improved Inventory Flow Delivered April Share Gains Despite Semiconductor Chip Challenges; F-Series Deliveries Continue To Grow

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APRIL 2022 SALES

	Total Vehicle	Truck	SUV	Electrified
Total U.S. Sales	**176,965**	**79,768**	**92,809**	**16,779**
Total Sales vs. Apr. 2021	-10.5%	-17.8%	2.7%	50.2%
Retail Sales vs. Apr. 2021	-12.3%	-16.3%	-2.5%	55.1%

HIGHLIGHTS

- **Ford U.S. market share expands 1.0 percentage point on improved April dealer inventory flow,** Ford's April sales outperformed the industry with total share of 13.8 percent, while filling retail orders at record rates representing 50 percent of April's retail sales.
- **New vehicles continue to gain momentum.** New vehicles, including Bronco, Bronco Sport, Mustang Mach-E and Maverick, were up 17.9 percent relative to March, reporting their best monthly sales yet with 39,383 vehicles sold.
- **Sales of Ford electric vehicles increased 139 percent over last year on the strength of Mustang Mach-E and E-Transit sales, while the first shipments of all models of the all-new F-150 Lightning are underway.** E-Transit sales increased 62.3 percent over March, while Mustang Mach-E had its best monthly sales performance since it was launched, with sales up 95.0 percent over last year.
- **F-Series sales increased in April, posting a gain of 14.7 percent** over March on improved dealer inventory flow. F-Series gross stock totaled 83,000 vehicles at the end of April – the highest of any nameplate in the full-size pickup segment.
- **Overall, Ford's truck sales grew 7.2 percent relative to March on best Maverick monthly sales performance since launch.** Maverick sales increased 9.7 percent from March, while turning on dealer lots in just 4 days.
- **Ford brand SUVs achieved a new April monthly sales record.** Bronco and Bronco family (including Bronco Sport) hit their best sales results since launch. Ford's newest vehicles continue to conquest at the high rate of 70 percent.
- **Buyers of Ford's newest vehicles are customizing them at unprecedented rates;** for the first-quarter, winches and off-road lighting kits continue to be among the most popular for Bronco customers, while Maverick owners are choosing Ford lighting kits for their truck beds.

"While industry semiconductor chip shortages persist, improved inventory flow in April delivered a significant share gain of 1.0 percentage point over a year ago with Ford outperforming the industry. Inventory flow bolstered stronger F-Series, Mustang Mach-E, E-Transit and record April Ford brand SUV sales. We are now shipping all models of the electric F-150 Lightning."

– Andrew Frick, vice president, Sales, Distribution & Trucks

MUST-HAVE PRODUCTS



Ford Pro

As the world's No. 1 seller of commercial vans, Ford's all-new electric E-Transit sales were up 62.3 percent in April over March. With a total of 1,575 E-Transits sold this year in the U.S., E-Transit has outsold the combined sales of other commercial electric vans, which totaled 42 vehicles through April.



Ford Trucks

F-Series sales increased 14.7 percent over March, while one of Ford's hottest new products, the Maverick, increased sales by 9.7 percent. Maverick delivered its best sales performance since launch with 9,537 pickups sold. Maverick is Ford's top hybrid sales performer with 48.2 percent of Maverick sales coming from hybrid.



Ford SUVs

Ford's newest products, Mustang Mach-E, Bronco Sport, Bronco and Maverick, are currently conquesting at a rate of 70 percent. Ford SUVs set a new April sales record with 83,551 SUVs sold, up 13.2 percent from March and 3.9 percent over last year. The Bronco family – Bronco and Bronco Sport – had its best sales performance since launch totaling 26,041 SUVs in April.



Ford Electric

With improved inventory flow, Mustang Mach-E sales increased 61.0 percent over March and 95.0 percent over last year, with Mustang Mach-E having its best sales month since launch. Through April, Mustang Mach-E sales totaled 10,539 vehicles placing it second only to Tesla Model Y in electric SUV sales.



Lincoln SUVs

On improved dealer stock levels, Lincoln sales increased 23.7 percent over March, with Nautilus having its best April sales month in 12 years. Corsair produced a new April sales record on sales of 2,855. Lincoln's new Navigator has arrived at dealer showrooms and expanded its sales by 17.9 percent over last month. New Navigator sales continue to improve with growing dealer stock levels.

About Ford Motor Company

Ford Motor Company (NYSE: F) is a global company based in Dearborn, Michigan, that is committed to helping build a better world, where every person is free to move and pursue their dreams. The company's Ford+ plan for growth and value creation combines existing strengths, new capabilities and always-on relationships with customers to enrich experiences for and deepen the loyalty of those customers. Ford develops and delivers innovative, must-have Ford trucks, sport utility vehicles, commercial vans and cars and Lincoln luxury vehicles, as well as connected services. Additionally, Ford is establishing leadership positions in mobility solutions, including self-driving technology, and provides financial services through Ford Motor Credit Company. Ford employs about 182,000 people worldwide. More information about the company, its products and Ford Credit is available at corporate.ford.com.

*U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data.